Exhibit 99.5

MP MINE OPERATIONS LLC

CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2020	2019
	(in thousands, except per unit amounts and units)
Assets
Current Assets:
Cash and cash equivalents	$30,244	$2,757
Trade accounts receivable from related party	3,574	370
Inventories (Note 4)	31,040	23,048
Prepaid expenses and other current assets (Note 5)	8,810	1,234

Total current assets	73,668	27,409

Non-current Assets:
Restricted cash (Note 3)	25,405	26,791
Net property, plant, and equipment (Note 6)	57,325	46,972
Other non-current assets	789	622

Total non-current assets	83,519	74,385

Total assets	157,187	101,794

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	16,700	12,029
Accounts payable and accrued liabilities - related parties	2,154	2,146
Deferred revenue – related parties	—	6,609
Current installments of long-term debt - third party (Note 7)	2,056	—
Current installments of long-term debt - related parties (Note 7)	38,248	4,484
Finance lease liabilities	2,011	194
Other current liabilities	4,179	2,623
Other current liabilities - related parties	484	3,230

Total current liabilities	65,832	31,315

Non-current Liabilities:
Asset retirement obligation	25,157	23,894
Environmental obligation	16,604	16,628
Deferred revenue – related parties, net of current portion	—	28,934
Long-term debt - third party, net of current portion (Note 7)	1,308	—
Long-term debt - related parties, net of current portion (Note 7)	52,649	13,594
Finance lease liabilities, net of current portion	473	399
Other non-current liabilities	5,280	5,052

Total non-current liabilities	101,471	88,501

Total liabilities	167,303	119,816

Commitments and contingencies (Note 10)

Members’ Equity (Note 12):
Common Units, $0.00 par value (unlimited authorized, 1,000 issued and outstanding at September 30, 2020 and December 31, 2019)	20,500	20,500
Preferred Units, $0.00 par value (unlimited authorized, 110.98 issued and outstanding at September 30, 2020 and December 31, 2019)	2,275	2,275
Preferred Warrants $0.01 exercise price (89.88 units issued at September 30, 2020; 0.00 units issued at December 31, 2019)	53,846	—
Accumulated deficit	(86,737)	(40,797)

Total members’ deficit	(10,116)	(18,022)

Total liabilities and members’ deficit	$157,187	$101,794

The accompanying notes are an integral part of these financial statements.

MP MINE OPERATIONS LLC

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine months ended September 30,
	2020	2019
(In thousands, except per unit amounts)
Product sales (including sales to related parties, see Note 9)	$92,132	$52,363

Operating costs and expenses:
Cost of sales (including cost of sales to related parties, see Note 8)(1)	(44,957)	(45,033)
Royalty expense paid to related party (Note 9)	(1,908)	(1,085)
General and administrative expenses	(14,573)	(10,167)
Depreciation, depletion and amortization (Note 6)	(4,832)	(3,735)
Accretion of asset retirement obligation and environmental remediation obligation	(1,691)	(1,577)
One-time settlement charge	(66,615)	—

Total operating expenses	(134,576)	(61,597)

Operating loss	(42,444)	(9,234)

Other income, net (Note 16)	298	4,114
Interest expense	(3,582)	(2,671)

Loss before income taxes	(45,728)	(7,791)

Income tax expense	(211)	(1)

Net Loss	$(45,939)	$(7,792)

Net loss per common unit, basic and diluted (Note 14)	$(45,939)	$(7,792)

(1)	Excludes depletion, depreciation and amortization

The accompanying notes are an integral part of these financial statements.

MP MINE OPERATIONS LLC

CONDENSED STATEMENTS OF MEMBERS’ EQUITY (UNAUDITED)

	Preferred Units		Common Units		Preferred Warrants	Accumulated Deficit	Total Members’ Deficit
Nine Months ended September 30, 2020	Units	Amount	Units	Amount
	(in thousands, except units)
Balance at December 31, 2019	110.98	$2,275	1,000	$20,500	$—	$(40,798)	$(18,023)

Issuance of Warrant	—	—	—	—	53,846		53,846
Net loss	—	—	—	—	—	(45,939)	(45,939)

Balance at September 30, 2020	110.98	$2,275	1,000	$20,500	$53,846	$(86,737)	$(10,116)

	Preferred Units		Common Units		Preferred Warrants	Accumulated Deficit	Total Members’ Deficit
Nine Months ended September 30, 2019	Units	Amount	Units	Amount
	(in thousands, except units)
Balance at December 31, 2018	110.98	$2,275	1,000	$20,500	$—	$(34,042)	$(11,267)
Net loss	—	—	—	—	—	(7,792)	(7,792)

Balance at September 30, 2019	110.98	$2,275	1,000	$20,500	$—	$(41,834)	$(19,059)

The accompanying notes are an integral part of these financial statements.

MP MINE OPERATIONS LLC

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Operating activities:
Net Loss	$(45,939)	$(7,792)
Adjustments:
Depletion, depreciation and amortization	4,832	3,735
Accrued interest expense	1,716	1,909
Accretion of asset retirement obligation	1,316	1,202
Accretion of environmental obligation	375	374
Gain on sale or disposal of long-lived assets	—	(2,974)
Accretion of debt discount	1,866	762
Noncash one-time settlement charge	66,615	—
Revenue recognized in exchange for debt principal reduction (Note 2 and 15)	(14,741)	—

Decrease (increase) in operating assets
Trade accounts receivable from related party	(3,204)	(2,104)
Inventory	(7,992)	(952)
Prepaid expenses, other current and non-current assets	(1,204)	(382)
Increase (decrease) in operating liabilities
Accounts payable and accrued liabilities	(2,874)	3,206
Refund liability to related party	(2,746)	662
Deferred revenue from related party	1,933	3,933
Other current and non-current liabilities	(271)	(4,080)
Deferred income taxes	—	—

Net cash used in operating activities	(318)	(2,501)

Investing activities:
Purchase of property, plant, and equipment	(9,695)	(2,388)
Proceeds from disposal of property, plant, and equipment	—	8,628

Net cash provided by (used in) investing activities	(9,695)	6,240

Financing activities:
Issuance of debt	3,364	3,004
Proceeds from modification of Offtake Agreement (Note 11)	35,450	—
Principal payments on financing obligations	(1,049)	(6,938)
Payment of underwriting and transaction costs	(1,579)	—

Net cash provided by (used in) financing activities	36,186	(3,934)

Net change in cash, cash equivalents and restricted cash	26,173	(195)
Cash, cash equivalents and restricted cash beginning balance	29,572	28,481

Cash, cash equivalents and restricted cash ending balance	$55,745	28,286

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	30,244	1,686
Restricted cash current	96	24
Restricted cash non-current	25,405	26,576

Total cash, cash equivalents and restricted cash	$55,745	28,286

The accompanying notes are an integral part of these financial statements.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

NOTE 1 BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

MP Mine Operations LLC (the “Company”) is a Delaware limited liability company that was formed in April 2017 and is headquartered in Las Vegas, Nevada. The Company is the owner and operator of a working interest in a rare earth mine (the “Mine”) and processing facility (“Facility”) located in Mountain Pass (San Bernardino County), California. This is the only operating rare earths mine in the United States. The Company acquired certain of its assets, along with its inventory, from Paul E. Harner, as Chapter 11 Trustee for Molycorp Minerals, LLC (“Molycorp”, or the “Trustee”) and the Other Debtors (the “Debtors”) under the Asset Purchase Agreement dated June 19, 2017 (the “Acquisition”). The Company has since resumed mining and restored the Mine and beneficiation facilities to commercial operations, and is working to restore the remainder of the Facility for use in processing separated rare earth products. Commercial operations are deemed to have commenced based on terms in the Offtake Agreement, further described below, primarily based on when mineral recoveries reached their expected production level. The Mine achieved commercial operations in July 2019.

On May 22, 2017, the Company entered into a series of agreements with Shenghe Resources (Singapore) International Trading PTE. LTD. (“Shenghe”) to fund the Company’s operations, identify operational efficiencies, and sell products to Shenghe and third parties. Shenghe is an affiliate of Shenghe Resources Holding Co. Ltd., a global leader in rare earth minerals mining and distribution and a publicly traded company on the Shanghai Stock Exchange. Shenghe has significant knowledge of the mining, processing, marketing and distribution of rare earth products, as well as access to customers in the Chinese market for these products. As part of these arrangements, Shenghe (and its controlled affiliates) became both the principal customer and a related party of the Company when Leshan Shenghe Rare Earth Company, Ltd. (“Leshan Shenghe”), Shenghe’s majority shareholder, obtained a 9.99% non-voting preferred interest in the Company. See Note 9 – Related-Party Transactions for additional information regarding the relationship between the Company and Shenghe. On July 15, 2020, MP Materials announced a definitive agreement to merge with Fortress Value Acquisition Corp. (NYSE: FVAC), a special purpose acquisition company sponsored by an affiliate of Fortress Investment Group LLC (“Fortress”). Upon completion of the transaction, the combined company will be named MP Materials Corp. and will remain NYSE-listed under the new ticker symbol “MP”. The transaction includes a $200 million fully committed common stock Private Investment in Public Entity (“PIPE”) at $10.00 per share. The transaction is expected to close in the fourth quarter of 2020. Currently, the Company’s outstanding common units are held by JHL Capital Group Two, LLC, Saratoga Park Ltd., QVT Family Office Onshore LP, and Fourth Avenue FF Opportunities LP – Series E. The Company acquired the Mine and other assets in 2017 and agreed to pay for all costs associated with production of the mine and a 2.5% royalty payment to Secure Natural Resources LLC (“SNR”). See Note 6 – Property, Plant, and Equipment and Note 9 – Related-Party Transactions for additional information regarding the acquisition of the Mine and royalty payment.

The Company operates as a single operating segment. All property, plant and equipment are physically located within the United States.

The cash flows and profitability of the Company’s operations are significantly affected by the market price of rare earth products. The prices of rare earth products are affected by numerous factors beyond the Company’s control. The products of the Company are sold globally, with a primary focus in the Asia market due to the refining capabilities of the region. Rare earth products are critical inputs in hundreds of existing and emerging clean-tech applications including electric vehicles and wind turbines, as well as drones and defense applications.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying statements should be read in conjunction with the audited financial statements for the year ended December 31, 2019. In the opinion of management, all adjustments (which are of a normal, recurring nature) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for any other period including the full year ending December 31, 2020.

Concentration of Risk

In December 2019, a novel strain of coronavirus (COVID-19) began to impact the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. The Company had initially delayed some finished product shipments at the onset of the

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

outbreak; however, the Company has not seen any reduction in mining or processing activities or sales due to COVID-19. Certain employee schedules have been adjusted and, in some cases, employee hours have been temporarily reduced without reducing employee pay. There were no impairment indicators or impairments recognized for the nine months ended September 30, 2020.

As the situation continues to develop, it is impossible to predict the effect and ultimate impact of the COVID-19 outbreak on the Company’s business operations and results. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary the duration of the business disruptions, and related financial impact, cannot be estimated at this time.

Significant Accounting Policies

The significant accounting policies and estimates used in the preparation of the accompanying condensed financial statements are described further in the Company’s audited financial statements for the year ended December 31, 2019.

Revenue Recognition

The Company’s revenue comes from sales of rare earth products produced at the Mine. The Company’s sales are primarily to an affiliate of Shenghe. The Company’s performance obligation is to deliver rare earth products to the agreed delivery point, and the Company recognizes revenue at the point in time control of the products transfers to the customer, which is typically when the rare earth products are loaded at the agreed-upon shipping point. At that point, the customer has the ability to direct the use of and obtain substantially all of the remaining benefits from the products, and the customer bears the risk of loss.

For sales to third parties, the transaction price is agreed to at the time the sale is entered into. For sales entered into with the related party, the transaction price typically is based on an agreed upon price per ton, subject to certain quality adjustments depending on the measured characteristics of the product, with an adjustment for the ultimate market price of the product realized by Shenghe and certain other discounts. These ultimate market prices are forms of variable consideration. The Company typically negotiates with and bills an initial price to Shenghe; such prices are then updated based on final adjustments for quality differences and/or actual sales prices realized by Shenghe. Initial pricing is typically billed upon loading the product and paid within 30 days or less. Final adjustments to prices may take longer to resolve. Sales to Shenghe under the Offtake Agreement beginning in July 2019, including the period from January 2020 to early June 2020, also reflect an adjustment for an implicit discount that results from modifications of the agreement before sales commenced (referred to herein as the “Shenghe implied discount”), and is based on a percentage of Shenghe’s realized gross profit on its own sales to its customers. Sales prior to July 2019, including for the nine-month period ending September 30, 2019, do not include a similar adjustment. In June 2020, the Company renegotiated the terms of the Offtake Agreement, discussed more fully in Note 2 and Note 7. As a result of this modification, except for updates to estimates of variable consideration related to performance obligations satisfied prior to the June 2020 modification, revenue recognized under the Offtake Agreement after that June 2020 modification no longer includes an implicit discount.

When the final price has not been resolved by the end of the reporting period, the Company estimates the expected sales price based on the initial price, current market pricing and known quality measurements, and further constrains such amounts to an amount that is probable not to result in a significant reversal of previously recognized revenue. When appropriate, the Company applies a portfolio approach in estimating a refund obligation.

Prior to the June 5, 2020 modification of the arrangement, the Company had also received significant prepayments from Shenghe, discussed further in Note 2 – Revenue Recognition below. The Company determined that the prepayment did not have a significant financing component, based on the uncertainty associated with the timing of delivery, and on the relationship of the payment to the other payments required under the contract.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 2 REVENUE RECOGNITION

In connection with the acquisition and development of the Mountain Pass facility, the Company entered into a set of commercial arrangements with Shenghe, including the Offtake Agreement, the Technical Services Agreement (“TSA”) and the Distribution and Marketing Agreement (“DMA”) in May 2017. In June 2017, the Company modified the Offtake Agreement

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

based on certain additional funding requirements that included a debt instrument the Company repaid in 2018, and an adjustment to the Offtake Agreement. As a result of this modification (as further described below in the Amended Offtake Agreement section of Note 7 – Debt Obligations), Shenghe would be entitled to an additional $30 million recovery of advances, but only $3.5 million of proceeds were allocated to the modification based on a relative fair value allocation, given the uncertainties that existed at the time. Based on the relationship between the deemed proceeds the Company would receive and the contractual amount Shenghe would be entitled to, the modification resulted in an implied discount on the Company’s sales prices to Shenghe under the arrangement. The Shenghe implied discount is only attributable to Shenghe’s gross profit on its subsequent sales of rare earth products to its own customers. That gross profit is a contractually determined amount based on Shenghe’s realized sales price, net of taxes, tariffs, and other adjustments (such as demurrage) compared to the agreed-upon cash cost Shenghe would pay to the Company. The Shenghe implied discount amounted to 36% of that contractually determined gross profit amount.

Prior to reaching commercial operations in July 2019, the Company sold to Shenghe under individual sales agreements that did not include the Shenghe implied discount.

Commercial operations were deemed to have commenced on July 1, 2019. From that date, until the modification of the Offtake Agreement on June 5, 2020, the Company would periodically agree to a cash sales price with Shenghe for each metric ton of rare earth concentrate delivered by the Company. The Company recognized this amount as revenue upon each sale as well as the amount of deferred revenue from the prepaid advances that Shenghe realized, subject to the Shenghe implied discount.

On June 5, 2020, the Company modified the Offtake Agreement. Under the modified arrangement, the Company continues to sell to Shenghe on a take-or-pay basis; however, pricing is based on Shenghe’s realized prices, excluding taxes, duties and tariffs, and less a fixed monthly contractual adjustment. A portion of the sales price is in the form of debt forgiveness, with the remainder paid in cash. Refer to Note 7 – Debt Obligations for the other effects of this modification.

Deferred Revenue –The Offtake Agreement previously discussed required Shenghe to advance up to $50 million over time as requested by the Company, which constituted prepayments toward the future sale of products exclusively to Shenghe on a take-or-pay basis when the mine reached commercial operations, based on the terms of the arrangement until Shenghe’s advances were fully recouped.

The deferred revenue as of December 31, 2019, primarily related to these prepayments, was $35.5 million. Of this amount, $6.6 million is classified as current at December 31, 2019, based on amounts expected to be realized within the next year. Of the originally agreed-upon $50 million, the Company still had the ability to call on remaining commitments from Shenghe of $11.1 million at December 31, 2019. The remaining amount of these advances was received by May 2020.

In May 2020, the Chinese government suspended certain tariffs that had been charged to Shenghe on product sales, which affected the sales price the Company realized. In addition, Shenghe began negotiating for certain tariff rebates from prior sales, which affect the Company’s realized prices on prior sales and, as a result, the Shenghe implied discount on our prior sales. The Company realized $1.4 million of revenue related to these tariff rebates received in May 2020, which include amounts related to prior periods.

On June 5, 2020, the Company modified the arrangement with Shenghe, as discussed in Note 7 – Debt Obligations. As a result of this modification, the remaining deferred revenue was exchanged for a debt obligation and warrant, along with other proceeds.

Subsequent to the modification, in the period ended September 2020, the Company recognized $9.3 million of revenue, primarily related to additional tariff credits realized for sales from the pre-modification period. These were recognized as a reduction of the contractual balance of the debt, offset by a reduction in the related debt discount, as discussed in Note 7 – Debt Obligations. While it is possible that Shenghe will realize further tariff rebates in the future from prior sales, the amount is currently not known, is subject to significant uncertainty, and is outside of the Company’s control. As such, the potential effects of such additional rebates on revenue have been fully constrained.

Significant activity for the deferred revenue balance (including current portion):

Nine Months Ended September 30, 2020
Opening balance, January 1	$35,543
Advance payments received	11,050
Revenue recognized	(9,117)
Exchange for debt obligation (Refer to Note 7)	(37,476)

Ending balance, September 30	$—

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

Refund Liability – In 2018 and the first half of 2019, prior to the Mine reaching commercial operations, the Company entered into individual product sales with the same affiliate of Shenghe based on standardized product quality specifications. The product quality was expected to be below the standard and would result in quality adjustments for ultimate repayment of the refund liability. As such, the Company estimated and recognized a refund liability based on expected differences.

During September 2019, the Company negotiated with Shenghe to settle all outstanding quality differences for a total of $2.3 million. The Company paid $0.5 million of the refund obligation in December of 2019, and the remaining $1.8 million in May 2020.

In addition, the Company had agreed to a separate refund of $0.9 million to Shenghe related to other sales from 2018, which was paid in May 2020.

NOTE 3 RESTRICTED CASH

The Company’s restricted cash balances as of September 30, 2020 and December 31, 2019, are as follows:

	September 30, 2020	December 31, 2019
Restricted cash, current	$96	$24
Restricted cash, non-current	25,405	26,791

Total restricted cash	$25,501	$26,815

The noncurrent restricted cash is related to closure bonding on the Mine and a trust setup with the California Department of Resources Recycling and Recovery (“CalRecycle”), which is the state of California’s recycling and waste management program.

NOTE 4 INVENTORIES

At September 30, 2020 and December 31, 2019, the Company’s inventories consisted of the following

	September 30, 2020	December 31, 2019
Materials and supplies (1)	$4,267	$4,156
In-process (2)	23,173	15,710
Finished goods (3)	3,600	3,182

Total inventory	$31,040	$23,048

(1)	Materials and supplies inventory includes reagents, packaging materials, maintenance parts and spare parts used in the production of rare earth elements.
(2)	In-process inventory is primarily comprised of stockpiles of mined bastnasite ore in various stages of the production process that are drawn down based on the demands of our mine production plan.
(3)	Finished goods is primarily comprised of packaged bastnasite ore that is ready for sale. It also includes remaining stockpiles of other rare earth elements acquired with the mine.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

NOTE 5 PREPAID EXPENSES AND OTHER CURRENT ASSETS

At September 30, 2020 and December 31, 2019, the Company’s prepaid expenses and other current assets consisted of the following:

	September 30, 2020	December 31, 2019
Other down payments	$1,317	$329
Capitalized transactions costs	6,467	—
Prepaid expenses	930	881
Restricted cash	96	24

Total prepaid expenses and other current assets	$8,810	$1,234

NOTE 6 PROPERTY, PLANT AND EQUIPMENT

Depletion, depreciation and amortization expense for the nine months ended September 30, 2020 and 2019 was $4.8 million and $3.7 million, respectively.

At September 30, 2020 and December 31, 2019, the Company’s property, plant, and equipment consisted of the following:

	Depreciable Life (in years)	September 30, 2020	December 31, 2019
Machinery and equipment	5 - 7	$20,576	$18,313
Buildings	39	3,152	3,152
Land		6,045	6,045
Assets under construction		33,741	23,735
Finance leases		2,463	586
Mineral rights	23	2,967	2,967

Property, plant and equipment		68,944	54,798
Accumulated depletion, depreciation and amortization		(11,619)	(7,826)

Property, plant and equipment, net		$57,325	$46,972

Depletion in the nine months ended September 30, 2020 and 2019 was not material.

NOTE 7 DEBT OBLIGATIONS

The Company’s current and noncurrent portions of related-party debt at September 30, 2020 and December 31, 2019, were:

	September 30, 2020	December 31, 2019
Related party debt
Amended Offtake Agreement	$78,414	$—
Promissory note	5,563	5,563
Secured promissory note	13,594	13,594
Less: unamortized debt discount	(6,674)	(1,079)

Net carrying amount	90,897	18,078
Less: current installments of long-term debt to related parties	(38,248)	(4,484)

Long-term debt to related party, net of current portion	$52,649	$13,594

Amended Offtake Agreement

On June 5, 2020, the Company and Shenghe modified their existing Offtake Agreement, previously discussed under Note 2 – Revenue Recognition. In connection with this modification, Shenghe paid an additional $35.5 million of cash, and the Company issued a warrant for 89.88 convertible preferred units. The modifications to the Offtake Agreement effectively exchanged the existing prepaid advances classified as deferred revenue for a debt obligation and the warrant.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

Proceeds for the modification were the existing $37.5 million prepaid advances previously classified as deferred revenue and the $35.5 million of additional cash paid by Shenghe. The debt obligation and warrant, were recognized at fair value of $85.7 million and $53.8 million, respectively. See further discussion of the debt arrangement below, and warrant in Note 12 – Members’ Equity. The Company determined that the modified revenue arrangement, described in Note 2 – Revenue Recognition, is at market, and as such, was not allocated any proceeds as a result of the modification.

Under the debt obligation, a portion of the sales prices of products sold to Shenghe are paid in the form of debt reduction, rather than cash. In addition, the Company must pay the following amounts to Shenghe in cash to reduce the obligation until the obligation is repaid: (a) an agreed-upon percentage of sales of products that are subject to Shenghe’s exclusivity rights to parties other than Shenghe, (b) 100% of net profits from sales of assets, and (c) 100% of net income determined under US GAAP, less the tax-effected amount of total non-cash recoupment from sales of products to Shenghe, within five days of the completion of the annual external audit of the Company’s financial statements. Because these additional cash payments are required regardless of sales to Shenghe, the Company determined that amounts due to Shenghe related to this feature are more appropriately classified as debt.

The obligation initially had an ultimate principal amount of $94.0 million Because the debt was recognized at fair value, the carrying amount of the debt after the modification was $85.7 million, reflecting a $8.3 million discount. The arrangement does not have a stated rate (and is not interest-bearing), and repayment is contingent on a number of factors, including market prices realized by Shenghe, the Company’s sales to other parties and asset sales, and the Company’s annual net income. The amount of the debt discount is a result of contractual negotiations and recognizing the debt fair value. The imputed interest rate is a function of this discount taken together with management’s expectations about the timing of the anticipated reductions of the principal balance.

The actual amounts repaid may differ in timing and amount from the Company’s estimates and will be updated on a periodic basis to compute the imputed interest rate, which will likely differ from the current estimated rate. The Company has determined that it will recognize adjustments from these estimates following the prospective method. Under the prospective method, the Company will update its estimate of the effective interest rate in future periods based on revised estimates of the timing of remaining principal reductions at that time. The new rate will be the discount rate that equates the present value of those revised estimates of remaining reductions with the carrying amount of the debt, and it will be used to recognize interest expense for the remaining periods. Under this method, the effective interest rate is not constant, and changes are recognized prospectively as an adjustment to the effective yield. The effective rate applicable from the June 5, 2020 inception to September 30, 2020 was 4.41%. Based on the revised estimates of the timing of the remaining principal reductions as of September 30, 2020, the Company updated its estimate of the effective interest rate to 5.27% to be applied prospectively to future periods.

From the date of the modification through the end of the period, the Company received approximately $5.5 million in debt reduction as a result of sales to Shenghe. No amounts were required to be paid based on sales to other parties or due to net profits from asset sales.

In addition, the Company recognized a debt reduction due to a tariff rebate and changes in estimate of the realized price of prior period sales. As discussed in Note 2 – Revenue Recognition, Shenghe was able to negotiate a refund of certain tariffs paid to the Chinese government. In August 2020, the Company was informed of an additional $9.7 million rebate Shenghe received which increased the gross profit earned by Shenghe on certain sales. In addition, Shenghe realized a higher gross profit than estimated by the Company for other prior period sales as a result of higher market prices. For the nine months ending September 30, 2020, the Company recorded a reduction in the principal amount of the Amended Offtake Agreement of $10.1 million and a reduction to the debt discount of $0.8 million related to changes in estimates of the realized price of prior period sales.

Based on current forecasts, the Company expects to repay the obligation within the next four years. $19.5 million has been classified as current based on the Company’s expectations of the timing of repayment.

Promissory Note

The Company entered into a 5% callable promissory note with JHL Capital Group Holdings Two LLC; Saratoga Park Ltd.; QVT Family Office Fund LP; QVT Family Office Onshore LP; and Fourth Avenue FF-Series E as the lenders. The initial borrowed amount, $0.2 million, was subsequently increased to a total of $5.6 million as of the date of the latest amendment, June 20, 2019. The principal balance and accrued interest are payable in arrears when called by the lenders. No principal payments were made in the nine months ended September 30, 2020 or 2019. The lenders may call the debt at any time, and there is no penalty for early payment by the Company. This balance is classified as current.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

Secured Promissory Note

The Company entered into a $15.5 million, 10% secured promissory note in August 2017 with JHL Capital Group Holdings Two LLC; Saratoga Park Ltd.; QVT Family Office Fund LP; QVT Family Office Onshore LP; and Fourth Avenue FF-Series E. In February 2019, the Company modified the arrangement to add the accrued interest of $2.3 million to the principal balance, and to add $1.9 million to the principal balance, which is treated as a discount, in exchange for the modification. The Company is accreting the discount over the term of the note. The maturity date of the note as of the latest amendment is February 15, 2021. Interest on the promissory note is accrued on the unpaid principal amount of the loans and such interest is payable at the payment of principal amounts. The Company made no payments of principal during the nine months ended September 30, 2020. The Company paid $6.1 million of principal during the nine months ended September 30, 2019. As of September 30, 2020, and December 31, 2019, the carrying amounts are $13.6 million and $13.6 million, respectively. These balances are classified as current in 2020 and non-current in 2019.

All accruals of interest are included in accrued liabilities and are classified as current.

Equipment Notes

The Company has entered into several financing agreements for the purchase of equipment, including trucks, tractors, loaders, graders, and various other machinery. The current and noncurrent portions of the equipment notes at September 30, 2020 and December 31, 2019, were:

	September 30, 2020			December 31, 2019
	Current	Non-current	Total	Current	Non-current	Total
Equipment notes	$828	1,478	2,306	515	1,145	1,660

The Company’s various equipment notes, which are secured by the purchased equipment, have terms of between 4 to 5 years and interest rates of between 0.0% and 6.5% per annum.

Paycheck Protection Loan

On April 15, 2020 the Company entered into a Paycheck Protection Program (“PPP”) promissory note (the “Paycheck Protection Loan”). On April 16, 2020, the Company received the loan proceeds in the amount of approximately $3.4 million under the PPP. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are eligible for forgiveness after twenty-four weeks from the date of loan origination as long as the borrower uses the loan proceeds for eligible purposes within this time period, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the twenty-four week period.

The current and noncurrent portions of the Paycheck Protection Loan at September 30, 2020 and December 31, 2019, were:

	September 30, 2020			December 31, 2019
	Current	Non-current	Total	Current	Non-current	Total
Paycheck protection loan	$2,056	1,308	3,364	—	—	—

The unforgiven portion of the PPP loan is payable over two years at a fixed interest rate of 1%, with a deferral of payments for the first six months. The Company believes it has used the entire loan amount for purposes consistent with the PPP. While the Company may apply for forgiveness of the PPP loan in accordance with the requirements and limitations under the CARES Act and Small Business Administration (“SBA”) regulations and requirements, no assurance can be given that any portion of the PPP loan will be forgiven. Based on guidance from the United States Department of the Treasury, since the total PPP loan proceeds exceeded $2.0 million, the Company’s forgiveness application will be subject to audit by the SBA.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

Interest

Interest cost incurred on each instrument from the table above was as follows for the nine months ended September 30, 2020 and 2019:

	Nine months ended September 30,
	2020	2019
Offtake Advances	$1,148	$—
Secured promissory note	1,738	2,033
Promissory note	209	208
Paycheck protection loan	15	—
Equipment notes	55	48

Total interest	$3,165	$2,289

The interest expense amount disclosed above does not include $0.4 million and $0.3 million in the nine months ended September 30, 2020 and 2019 respectively of interest expense associated with the royalty agreement with Secured Natural Resources LLC (“SNR”). Refer to Note 9 – Related-Party Transactions for an expanded discussion of these amounts.

Debt Maturities

The Company’s debt maturities at September 30, 2020, were:

	Debt maturities, excluding leases	Expected debt reductions, Amended Offtake Agreement*	Total
2020	8,447	4,240	12,687
2021	15,675	19,945	35,620
2022	496	35,085	35,581
2023	209	19,144	19,353
2024	—	—	—
Thereafter	—	—	—

Total	24,827	78,414	103,241

*

Amounts for the Amended Offtake Agreement are based on management’s expected repayments, considering expected production volumes, forecast prices and cost projections. Actual amounts may differ from these estimates.

As of September 30, 2020, the Company was in compliance with all applicable covenants related to its indebtedness.

NOTE 8 INCOME TAXES

During the nine months ended September 30, 2020, the Company reported estimated income and mining tax expense of approximately $211 thousand, resulting in an effective tax rate of 1.01%. This compares to income tax expense of $0.9 thousand for an effective tax rate of (0.01)% during the nine months ended September 30, 2019. The only tax expense that the Company is forecasting for 2020 relates to California state income tax expense mainly attributable to the inability of the Company to utilize state net operating losses due to AB 85. On June 29, 2020, California’s Governor Newsom signed AB 85 suspending California net operating loss (“NOL”) utilization and imposing a cap on the amount of business incentive tax credits companies can utilize, effective for tax years 2020, 2021 and 2022. The tax expense for 2019 is related solely to California minimum taxes.

A valuation allowance is provided for deferred tax assets for which it is more likely than not that the related tax benefits will not be realized. The Company analyzes its deferred tax assets and, if it is determined that the Company will not realize all or a portion of its deferred tax assets, it will record or increase a valuation allowance. Conversely, if it is determined that the Company ultimately will be more likely than not able to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced. There are a number of factors that impact the Company’s ability to realize its deferred tax assets and as of September 30, 2020 and September 30, 2019, the Company has recorded a full valuation allowance on its deferred tax assets, net of any available deferred tax liabilities.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

At September 30, 2020 and December 31, 2019, the Company did not have any gross unrecognized tax benefits. The Company’s continuing practice is to recognize potential interest and/or penalties related to unrecognized tax benefits as part of its income tax expense.

NOTE 9 RELATED-PARTY TRANSACTIONS

Except as noted elsewhere in the financial statements, related-party transactions are disclosed as follows:

Royalty Agreement

In April 2017, the Company entered into a lease and license agreement for mining the mineral rights of SNR for the rare earth minerals contained in the Mine. SNR and the Company have shareholders common to both entities; however, they are not partners in business nor do they hold any other joint interest. SNR has the right to terminate the agreement if the Company does not expend the following amounts in connection with the reopening and resumption of operations of the Mountain Pass facility: $20 million, $35 million, and $50 million before the respective 12-month, 24-month, and 36-month anniversary of the purchase of the Mountain Pass facility, which occurred in July 2017.

This agreement subjects the Company to pay royalties to SNR based on 2.5% of mining proceeds, subject to certain minimums. The Company is committed to pay minimum non-refundable royalties of $0.5 million for each remaining year of the 30-year arrangement. The present value of the minimum royalty payments was recognized as an acquisition cost of the mineral interest. Refer to Note 6 – Property, Plant and Equipment. Remaining payments on the minimum royalty are reflected as an obligation on a discounted basis, with interest imputed at a rate of 12.7%.

Excluding payment of these minimums (which are treated as a reduction to the obligation), royalty expense was $1.9 million and $1.1 million for the nine months ended September 30, 2020 and 2019, respectively. The company paid out approximately $2.8 million and $1.0 million during the nine months ended September 30, 2020 and 2019, respectively.

Indebtedness

The Company’s related-party debt is described in Note 7 – Debt Obligations.

Purchases

The Company purchases reagent products used in the milling process. Total purchases totalled approximately $2.3 million and $1.9 million during the nine months ended September 30, 2020 and 2019, respectively from standard purchase orders to Shenghe.

Sales

The Company and Shenghe entered into separate product sales agreements in which Shenghe will purchase certain existing stockpile inventory and all newly produced material at specified prices. Sales from these agreements were approximately $91.7 million and $52.0 million for the nine months ended September 30, 2020 and 2019, respectively, and are discussed in more detail in Note 2 – Revenue Recognition, including amounts recognized as Deferred revenue and Refund liabilities. The Offtake Agreement was modified in June 2020.

Cost of Sales

The Company and Shenghe entered into separate product sales agreements in which Shenghe will purchase certain existing stockpile inventory and all newly produced material at specified prices. Cost of Sales related to these agreements were approximately $44.6 million and $44.7 million for the nine months ended September 30, 2020 and 2019, respectively.

Accounts Receivable

All accounts receivable as of September 30, 2020 with the exception of less than $0.1 million and December 31, 2019, as stated on the balance sheet are receivable from related parties due to the Company’s sales agreements with Shenghe which requires Shenghe to purchase certain existing stockpile inventory and all newly produced material at specified prices.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

Marketing Agreement

In May 2017, the Company entered into a distribution and marketing agreement with Shenghe for the purpose of appointing Shenghe as the Company’s authorized marketing agent and distributor for products during the term of the agreement. The agreement was to commence after the advanced payments from the Offtake Agreement had been fully repaid and ending on the effective date of termination of the Technical Services Agreement. In return, Shenghe would have received 35% of the net profits from sales of products. This agreement, and the related profit interest, was terminated as part of the modification of the Offtake Agreement in June 2020, as discussed in Note 7 – Debt Obligations and Note 11 – Modification of Shenghe Relationship and Related Settlement Charge.

Services Reimbursed

The Company reimbursed JHL Capital Group (“JHL”) for travel-related expenses in the amounts of $0.1 million and $0.1 million during the nine months ended September 30, 2020 and 2019, respectively.

Accrued Liabilities

The Company has accrued liabilities owed to JHL and SNR in the amount of less than $0.1 million for travel-related expenses and had no liabilities for patent maintenance fees and property taxes, respectively, as of September 30, 2020. Additionally, the Company has accrued liabilities owed to JHL and SNR in the amount of $0.1 million for travel-related expenses and less than $0.1 million for patent maintenance fees and property taxes, respectively, as of December 31, 2019.

Accrued liabilities at December 31, 2019 also include $0.3 million of accrued interest owed to Shenghe related to the Additional Advance, as discussed in Note 7 – Debt Obligations. The accrued interest was ultimately paid to Shenghe in June 2020.

Accounts Payable

The Company has no accounts payable to Shenghe as of September 30, 2020 and had payables to Shenghe in the amount of $1.5 million as of December 31, 2019.

NOTE 10 COMMITMENTS AND CONTINGENT LIABILITIES

Estimated losses from contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred, and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the contingency and estimated range of loss, if determinable, is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Pending or threatened litigation - In the ordinary course of business, the Company becomes party to lawsuits, administrative proceedings and government investigations, including environmental, regulatory, and other matters. Large, and sometimes unspecified, damages or penalties may be sought in some matters, and certain matters may require years to resolve.

On January 14, 2019, a former employee filed a complaint with the California Labor & Workforce Development Agency alleging numerous violations of the California labor law. The Company strongly disagrees with the accusations, has retained counsel, and is vigorously defending the matter. Although management does not believe that a loss is probable, it is reasonably possible that it may incur a material loss on this matter. There is no reasonable estimate of the range of the potential loss.

Environmental obligations - The Company assumed certain environmental liabilities related to groundwater contamination of the prior operators. The Company engaged an environmental consultant to develop a remediation plan and remediation cost projections based upon that plan. As of September 30, 2020, management estimates the cash outflows related to these environmental activities will be incurred over the next 27 years.

The total estimated aggregate undiscounted cost of $28.3 million and $28.6 million at September 30, 2020 and December 31, 2019, respectively is principally related to water monitoring activities required by state and local agencies. Based on management’s best estimate of the cost and timing and that payments are considered to be fixed and reliably determinable, the Company has discounted the liability using a discount rate of 2.93%. The balance as of September 30, 2020 and December 31, 2019, includes current portions of $0.5 million and $0.5 million, respectively.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

Right of way agreements - The Company has been issued certain right-of-way grants by the U.S. Department of the Interior for purposes of installing water pipelines, groundwater monitoring wells, and access roads on public lands located in San Bernardino County, CA. The accrual for right of way agreements is included within the Accrued liabilities line item within the Company’s balance sheet with the corresponding expense in G&A expenses on the Statement of Operations. The Company accrued and expensed less than $0.1 million related to right-of-way agreements for the nine months ended September 30, 2020 and 2019.

NOTE 11 MODIFICATION OF SHENGHE RELATIONSHIP AND RELATED SETTLEMENT CHARGE

In 2017, before the Company closed on its acquisition of the Mountain Pass Mine and Facility, the Company entered into a series of agreements with Shenghe and its affiliates. These included the issuance of a preferred interest (discussed in Note 12 – Members Equity), a revenue arrangement, referred to as the Offtake Agreement (discussed in Note 2 – Revenue Recognition), and certain other legacy agreements. Among these agreements was a distribution and marketing arrangement or “DMA” (discussed in Note 9 – Related-Party Transactions). In addition, the Company also obtained a short-term loan from Shenghe that was issued in 2017 and repaid in 2018 that resulted in a modification to the Offtake Agreement which has been recognized and discussed as the “Shenghe implied discount” in Note 2 – Revenue Recognition.

In May 2020, the Company renegotiated various aspects of its relationship with Shenghe and entered into a Framework Agreement to significantly restructure this group of agreements, subject to terms that were ultimately effective in June 2020. Among the changes was the modification of the Offtake Agreement, which exchanged the existing deferred revenue arrangement (discussed in Note 2 – Revenue Recognition) for a debt instrument referred to as the Amended Offtake Agreement (discussed in Note 7 – Debt Obligations) and the issuance of a warrant (discussed in Note 12 – Members’ Equity).

In connection with this renegotiation, the Company also terminated the DMA, which had not yet commenced, but would have provided Shenghe with the right of first refusal to be the Company’s distribution and marketing agent for product sales after the expiration of the Offtake Agreement and until April 2047. In exchange for its services, Shenghe would have received 35% of the net profits from the resulting sales. Under this arrangement, Shenghe would also have been responsible for funding additional advance payments toward the next phase of the mine and facility’s development. The agency relationship would not commence until those additional amounts were also recovered under the existing Offtake Agreement. Although it had not yet commenced, the DMA was enforceable, and could only be terminated upon the mutual agreement of the parties.

At its inception in 2017, the DMA was determined to provide a commission to Shenghe for its services that was consistent with the Company’s expectations for a regular sales commission based on its revenue and cost expectations at that time.

As part of negotiating the June 5, 2020 modification, the Company determined that this arrangement provided Shenghe with a favorable, off-market return for these future services, due in part to (1) favorable changes in expected profitability, driven partially by changes in tariffs, as well as cost performance in Stage 1; (2) favorable estimates of the capital cost of the next phase of development (“Stage 2”); and (3) favorable changes in expected production, based on higher than forecast REO production in Stage 1.

Taken together, the above will likely result in materially lower per-unit costs (including depreciation) and higher profitability versus the Company’s original estimates. Therefore, these changes in circumstance meant that the 35% net profit-based commission would no longer be commensurate with the value of the service and therefore created an off-market feature. These same factors would also result in the Company fulfilling its obligations under the Offtake Agreement more quickly, which would in turn result in a longer period of payments under the now-unfavorable terms of the DMA.

Under the agreement, Shenghe would still have had to provide the additional advances required to bring the mine and facilities to Stage 2, which would have created a near-term cash commitment for Shenghe. While these costs are now expected to be approximately $200 million, Shenghe would have remained exposed to the potential that actual costs exceed these estimates and remained committed to fund them. Further, these upfront payments were to be non-interest bearing, exposing Shenghe to economic cost from the time value of money.

As part of the renegotiation with Shenghe, then, the Company arranged to terminate the DMA, and incurred a non-cash charge of $66.6 million, reflected as a one-time settlement charge.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

Ultimately, the renegotiations resulted in the following exchange, which is also referenced in Note 15 – Supplemental Cash Flow Information as a transaction with significant non-cash components:

as of June 2020 modification
Deemed proceeds for fair value of debt issuance (Note 7)	$85,695
Deemed proceeds for fair value of warrant issuance (Note 12)	53,846

Total deemed proceeds	$139,541

Non-cash exchange of existing deferred revenue (Note 2)	$(37,476)
Deemed payment for termination of unfavorable distribution and marketing arrangement	(66,615)

Total deemed payments	$(104,091)

Net cash proceeds received	$35,450

NOTE 12 MEMBERS’ EQUITY

Common Units

Issued and outstanding capital stock includes 1,000 common units with no par value. The number of common units authorized for issuance is not limited, and the Company may issue additional common units in the future. Holders of common units are entitled to one vote per unit, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to members after distributions are made to holders of preferred units, as discussed in the section on preferred units below. The holders have no pre-emptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such units. Common units are subordinate to preferred units with respect to dividend rights. The Company did not make any dividend pay-outs as of September 30, 2020 and December 31, 2019.

Preferred Units

Outstanding capital stock includes 110.98 preferred units with no par value held by Leshan Shenghe. The number of preferred units authorized for issuance is not limited, and the Company may issue additional preferred units in the future. In the case of an event such as a sale, dissolution, winding up, or liquidation of the Company, the holders of these preferred units are entitled to receive the greater of the aggregate amount of capital contributions made with respect to each unit (less the aggregate amount distributed by the Company with respect to each unit) and the amount the holders of these units would have received (determined on a converted basis) of the amount payable to all common members. The Company’s preferred units have no voting rights. Each preferred unit shall be convertible at the option of the holder into a common unit on a one-for-one basis at any time. However, ownership by Leshan Shenghe is limited to 9.99% of the issued and outstanding common units.

Warrants

In June 2020, in connection with the modification of the Offtake Agreement as discussed in Note 7 – Debt Obligations, the Company issued warrants that permit Shenghe to acquire an additional 89.88 convertible preferred units at $0.01 per unit, representing (on an as-converted basis) an additional 7.485% interest in the fully diluted equity of the Company. The warrants contain certain dividend protections that allow it to participate in dividends declared while the warrant is outstanding and contains similar dilution protections as the preferred units.

NOTE 13 FAIR VALUE MEASUREMENT

Guidance on fair value measurement for accounting purposes establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, quoted prices or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in active markets.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

The carrying amounts reported in the balance sheets for accounts receivable, accounts payable, short-term debt and accrued liabilities approximate fair values because of the immediate or short-term maturity of these financial instruments. Consequently, such financial instruments are not included in the following tables that set forth the Company’s other assets and liabilities (Cash and cash equivalents, Restricted cash, Secured promissory notes and equipment notes) measured at fair value on a recurring basis (at least annually) by level within the fair value hierarchy. The assets and liabilities disclosed in the tables below are presented in the Company’s balance sheet at their carrying value.

As required by accounting guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at September 30, 2020
	Carrying Amount	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$30,244	30,244	$—	$—
Restricted cash	25,501	25,501	—	—

Total	$55,745	55,745	$—	$—

	Fair Value at December 31, 2019
	Carrying Amount	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$2,757	$2,757	$—	$—
Restricted cash	26,815	26,815	—	—

Total	$29,572	$29,572	$—	$—

The Company’s cash equivalents and restricted cash (which includes restricted cash and cash equivalents) are classified within Level 1 of the fair value hierarchy. The carrying amounts reported in the balance sheet approximate the fair value of cash and cash equivalents and restricted cash due to the short-term nature of these assets.

	Fair Value at September 30, 2020
	Carrying Amount	Level 1	Level 2	Level 3
Liabilities:
Secured promissory note (Level 2)	$13,594	$—	$14,253	$—
Equipment notes (Level 2)	2,306	—	2,306	—

Total	$15,900	$—	$16,559	$—

The secured promissory note is classified as current on the company’s statement of financial position due to the maturity date being less than one year from the balance sheet date of September 30, 2020. As such, the carrying value of the debt approximates its fair value due to the immediate short-term maturity of the note.

	Fair Value at December 31, 2019
	Carrying Amount	Level 1	Level 2	Level 3
Liabilities:
Secured promissory note (Level 2)	$13,594	$—	$14,107	$—
Equipment notes (Level 2)	1,660	—	1,646	—

Total	$15,254	$—	$15,753	$—

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

The Company’s secured promissory note and equipment notes are classified within Level 2 of the fair value hierarchy because there are inputs that are directly observable for substantially the full term of the liability. Model-based valuation techniques for which all significant inputs are observable in active markets were used to calculate the fair values of liabilities classified within Level 2 of the fair value hierarchy as of September 30, 2020 and December 31, 2019.

NOTE 14 NET INCOME (LOSS) PER UNIT

Basic and diluted net income (loss) per unit attributable to common members of the Company was calculated as follows:

	Nine Months Ended September 30,
	2020	2019
Numerator:
Net income (loss)	$(45,939)	$(7,792)
Denominator:
Weighted-average common units outstanding	1,000	1,000

Basic earnings per share	$(45,939)	$(7,792)

The Company computes basic income (loss) per unit by dividing income (loss) attributable to common members by the weighted-average number of common units outstanding for the period. Diluted income (loss) per unit is computed by dividing income (loss) attributable to common members by the weighted-average number of common units increased by the dilutive effect of the convertible preferred units and warrants for preferred units shown in the table above using the if-converted method.

The Company excluded the effects of dilutive preferred units from the computation of diluted net loss per unit as the effect would be to reduce the net loss per unit. Therefore, the weighted average number of common units outstanding used to calculate both basic and diluted net loss per unit attributable to common members of the Company is the same.

NOTE 15 SUPPLEMENTAL CASH FLOW INFORMATION

As discussed in Note 7 – Debt Obligations, in June 2020 the Company modified its existing Offtake Agreement with Shenghe, which included exchange of certain non-cash items in addition to cash proceeds. The deemed proceeds, payments, and net cash received of $35.5 million are described in Note 11. In addition, during the nine-months ended September 30, 2020, the Company received $5.5 million of non-cash debt reduction as a form of consideration from its sales to Shenghe under the Amended Offtake Agreement and an additional $9.3 million in non-cash debt reduction from a tariff rebate and changes in estimate of the realized price of prior period sales, as discussed in Note 2 – Revenue Recognition and Note 7 – Debt Obligations.

Non-cash investing and financing activities and other supplemental cash flow information are as follows:

	Nine Months Ended September 30,
	2020	2019
Supplemental cash flow information:
Cash paid for interest	$433	847
Supplemental non-cash investing and financing activities:
Property, plant, and equipment acquired with seller-financed equipment notes	1,216	569
Property, plant, and equipment purchased but not yet paid	2,613	—
Transaction costs capitalized but not yet paid	$4,889	$—

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

NOTE 16 OTHER INCOME, NET

	Nine Months Ended September 30,
	2020	2019
Gain on sale of equipment	$—	3,797
Interest income	120	389
Advertising	12	7
Scrap metals and other materials	3	4
Environmental incentive credit	130	—
Legal, settlement and other fines	—	(83)
Other	33	—

	$298	4,114

NOTE 17 SUBSEQUENT EVENTS

The Company evaluated subsequent events through November 23, 2020, the date the financial statements were available for issuance.

PPP Loan

On October 16, 2020, the “covered period” ended related to the Company’s PPP loan (discussed in Note 7). The covered period was the duration in which the funds received in connection with the loan could be applied towards eligible expenses under the PPP loan program guidelines. The Company is now eligible to apply for forgiveness of the loan balance. The Company applied for forgiveness of the entire loan on November 6, 2020 and is awaiting a determination.

Business Combination

The Business Combination was consummated on November 17, 2020, pursuant to the terms of a merger agreement entered into on July 15, 2020. Pursuant to the agreement, the Company and SNR, a company controlled by the Company’s majority equityholder and that holds the mineral rights to the Company’s mine, were combined with FVAC, a special purpose acquisition company (the “Business Combination”), and became indirect wholly-owned subsidiaries of FVAC, which was in turn renamed MP Materials Corp. (“MPMC”).

MPMO’s merger with FVAC was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. SNR’s acquisition by FVAC was treated as an asset acquisition. The acquisition of SNR, a company that was controlled by the Company’s majority equityholder (the “SNR Mineral Rights Acquisition”), did not meet the criteria for the acquisition of a business and was accounted for as an asset acquisition. The principal asset acquired in the SNR Mineral Rights Acquisition was the mineral rights for the rare earth ores contained in the Company’s mine, which was SNR’s sole operating asset.

Pursuant to the Parent Sponsor Letter Agreement entered into concurrently with the Merger Agreement, all of the shares of FVAC Class A common stock issued upon the conversion of the Founder Shares (shares of FVAC Class F common stock initially purchased by holders of Founder Shares prior to the FVAC IPO), other than the Surrendered Shares, shall be subject to certain vesting and forfeiture provisions (the “Vesting Shares”), as follows: (i) 50% of the Vesting Shares shall vest if a $12.00 stock price level is achieved, (ii) 25% of the Vesting Shares shall vest if a $14.00 stock price level is achieved and (iii) 25% of the Vesting Shares shall vest if a $16.00 stock price level is achieved, in each case for any twenty (20) trading days during any consecutive thirty (30) trading day period within ten years following the consummation of the Business Combination. In the event MPMC enters into a binding agreement with respect to a “Parent Sale” (as defined in the Parent Sponsor Letter Agreement) prior to the date that is ten (10) years following the Closing Date, such that the consideration paid for each share of Parent Stock (as defined in the Parent Sponsor Letter Agreement) in such Parent Sale is equal to or in excess of the respective earnout targets set forth in the Parent Sponsor Letter Agreement then such Vesting Shares shall be issued effective as of one day prior to consummation of the Parent Sale.

MP MINE OPERATIONS LLC

NOTES TO FINANCIAL STATEMENTS

(tabular amounts in thousands, except units and per unit amounts)

The holders of MPMO HoldCo preferred stock and common stock, MPMO HoldCo and SNR HoldCo common stock immediately prior to the closing of the Business Combination have the contingent right to receive up to an additional 12,860,000 shares of MPMC Class A common stock (the “Earnout Shares”). Half of the Earnout Shares will be issued if the VWAP of MPMC Class A common stock exceeds $18.00 and the other half will be issued if the VWAP of MPMC Class A common stock exceeds $20.00, in each case for any twenty (20) trading days during any consecutive thirty (30) trading day period within ten (10) years following the consummation of the Business Combination. In the event MPMC enters into a binding agreement with respect to a “Parent Sale” (as defined in the Merger Agreement) prior to the date that is ten (10) years following the Closing Date, such that the consideration paid for each share of Parent Stock (as defined in the Merger Agreement) in such Parent Sale is equal to or in excess of the respective earnout targets set forth in the Merger Agreement then such Earnout Shares shall be issued effective as of one day prior to consummation of the Parent Sale.

The Company incurred $1.7 million in transaction costs relating to the Business Combination and the transaction costs were included in general and administrative expenses in the accompanying Statement of Operations for the nine months ended September 30, 2020.